Exhibit 99.1

Wynn Resorts Announces Commencement of Tender Offer for Cash by Wynn Las Vegas, LLC for its 5.500% Senior Notes due 2025

LAS VEGAS, August 10, 2023 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”) today announced that its indirect wholly-owned subsidiary, Wynn Las Vegas, LLC, has commenced a cash tender offer (the “Tender Offer”) to purchase a portion of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.’s (collectively, the “Issuers”) 5.500% Senior Notes due 2025 (CUSIP Nos. 983130 AV7 / U98347 AK0) (the “Notes”) in a principal amount of up to $300.0 million, exclusive of any applicable premiums paid in connection with the Tender Offer and accrued and unpaid interest. The terms and conditions of the Tender Offer are set forth in an Offer to Purchase, dated August 10, 2023 (the “Offer to Purchase”), which is being sent to all registered holders (collectively, the “Holders”) of Notes.

Title of Security	Issuers	CUSIP Numbers (1)	Principal Amount Outstanding	Tender Cap	Base Consideration (2)(3)	Early Tender Premium (2)	Total Consideration (2)(3)
5.500% Senior Notes due 2025	Wynn Las Vegas, LLC Wynn Las Vegas Capital Corp.	983130 AV7 U98347 AK0	$1,780,000,000	$300,000,000	$940.00	$50.00	$990.00
(1) No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release, the Offer to Purchase or printed on the Notes. They are provided solely for the convenience of Holders of the Notes.
(2) Per $1,000 principal amount of Notes.
(3) Excludes Accrued Interest, which will be paid in addition to the Base Consideration or the Total Consideration, as applicable.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on August 23, 2023, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the Total Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Base Consideration, which is equal to the Total Consideration minus the Early Tender Premium, as set forth in the table above. In addition to the applicable consideration, Holders whose Notes are accepted for purchase in the Tender Offer will receive accrued and unpaid interest to, but excluding, the date on which the Tender Offer is settled (“Accrued Interest”). The settlement date for Notes validly tendered and accepted for purchase before the Early Tender Date (if Wynn Las Vegas, LLC elects to do so) is currently expected to be on or about August 24, 2023 and the final settlement date, if any, is expected to be September 12, 2023.

The Tender Offer will expire at 5:00 p.m., New York City time, on September 8, 2023, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on August 23, 2023, unless extended (the “Withdrawal Deadline”).

The consummation of the Tender Offer is subject to the satisfaction of certain conditions as set forth in the Offer to Purchase. Wynn Las Vegas, LLC reserves the right, in its sole discretion, to waive any and all conditions to the Tender Offer with respect to the Notes.

If any Notes are validly tendered and the principal amount of such tendered Notes exceeds the Tender Cap as set forth in the table above, any principal amount of the Notes accepted for payment and purchased, on the terms and subject to the conditions of the Tender Offer, will be prorated based on the principal amount of validly tendered Notes, subject to the Tender Cap and any prior purchase of Notes on any day following the Early Tender Date and prior to the Expiration Date.

Any Notes that are validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) will have priority over any Notes that are validly tendered after the Early Tender Date. Accordingly, if the principal amount of any Notes validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) and accepted for purchase equals or exceeds the Tender Cap, no Notes validly tendered after the Early Tender Date will be accepted for purchase.

Wynn Las Vegas, LLC’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. Subject to applicable law, Wynn Las Vegas, LLC may amend, extend, waive conditions to or terminate the Tender Offer.

Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc. are the dealer managers for the Tender Offer. Persons with questions regarding the Tender Offer should contact Deutsche Bank Securities Inc. by telephone at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect) or Scotia Capital (USA) Inc. by telephone at (833) 498-1660. Requests for copies of the Offer to Purchase should be directed to D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at wynn@dfking.com, by telephone at (800) 628-8538 (U.S. toll free) and (212) 269-5550 (banks and brokers) or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Michael Horthman.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the tender for Notes and whether or not Wynn Las Vegas, LLC will consummate the Tender Offer. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, adverse macroeconomic conditions and their impact on levels of income and consumer discretionary spending, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, uncertainty surrounding the pace of recovery of tourism and travel in Asia following the COVID-19 pandemic, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission from time to time. Neither Wynn Resorts nor Wynn Las Vegas, LLC are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Price Karr
702-770-7555
investorrelations@wynnresorts.com